Sonic Foundry Regains Compliance with Nasdaq Listing Rules

MADISON, Wis. - November 30, 2017 - Sonic Foundry, Inc. (NASDAQ: SOFO), the trusted global leader for video creation and management solutions, today announces that it has received written confirmation from Nasdaq that the Company has regained compliance with Nasdaq Listing Rule 5640, the Voting Rights Rule, and Nasdaq Listing Rule 5635(c), the Equity Compensation Rule.

Sonic Foundry had been reviewing the details surrounding the sale of preferred stock during the last few months of fiscal 2017 with Nasdaq. Nasdaq had determined the sale did not comply with certain of its listing rules. Sonic Foundry has regained compliance with the applicable listing standards, and Nasdaq considers the matter closed.

About Sonic Foundry®, Inc.
Sonic Foundry (NASDAQ:SOFO) is the global leader for video capture, management and streaming solutions. Trusted by more than 4,300 educational institutions, corporations, health organizations and government entities in 65 countries, its Mediasite Video Platform quickly and cost-effectively automates the capture, management, delivery and search of live and on-demand streaming videos. Leading research firms Aragon, Forrester, Wainhouse and Frost & Sullivan recognize Sonic Foundry as a leader in enterprise video, webcasting and lecture capture. Learn more at www.sonicfoundry.com and @mediasite.

© 2017 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Media Relations:
Nicole Wise, Director of Communications
920.226.0269
nicolew@sonicfoundry.com